Exhibit 10.16

NOODLES & COMPANY

AREA DEVELOPMENT AGREEMENT

NOODLES & COMPANY
AREA DEVELOPMENT AGREEMENT

This Area Development Agreement (this “Agreement”) is made as of the                day of                 ,                        between Noodles & Company (“Franchisor,” “we,” “us” or “Noodles & Company”), a Delaware corporation, with its principal place of business located at 520 Zang Street, Suite D, Broomfield, CO 80021 and                                                                                                    (“Area Operator” or “you”), a(n)                                 whose principal address is                                                         .

1.                                      INTRODUCTION.

1.01 Noodles & Company Restaurants. We own, operate, and franchise Noodles & Company Restaurants, serving noodle dishes, salads, sandwiches, soups, desserts, breads, beverages, beer, wine, and other menu items, and merchandise related to the Noodles & Company concept as we may authorize from time to time. We have developed and own a comprehensive system for developing and operating Noodles & Company restaurants, including trademarks, trade dress, signage, building designs, and layouts, equipment, ingredients, specifications, and recipes for authorized food products, methods of inventory control, training programs, and certain operational and business standards, policies and procedures, all of which we may improve, further develop or otherwise modify from time to time.

1.02 Your Acknowledgments. You acknowledge that you have read and understand this Agreement and our Franchise Disclosure Document and accept the terms, conditions, and covenants contained in this Agreement as being reasonably necessary to maintain our high standards of quality and service and the uniformity of those standards at each Noodles & Company Restaurant and thereby to protect and preserve the goodwill of the Marks.  You acknowledge that you have conducted an independent investigation of the business venture contemplated by this Agreement and recognize that, like any other business, the nature of the business conducted by a Noodles & Company Restaurant may evolve and change over time; that an investment in a Noodles & Company Restaurant involves business risks; and that your business abilities and efforts are vital to the success of the venture.  You understand that the restaurant industry is highly competitive, that market conditions evolve and change over time, and that an investment in a Noodles & Company franchise involves business risks.  You acknowledge that, in all of their dealings with you, our officers, directors, employees, and agents act only in a representative, and not in an individual, capacity.  All business dealings between you and such persons as a result of this Agreement are solely between you and us.  You further acknowledge that we have advised you to have this Agreement reviewed and explained to you by an attorney and you acknowledge that you have reviewed the Agreement with your attorney or you waive your right to do so.

1.03 Your Representations. You and your Principal Owners jointly and severally represent and warrant to us as an inducement to our entering into this agreement that: (a) all statements you have made and all materials you have submitted to us in connection with your application to us are accurate and complete and that you have made no material misrepresentations or material omissions in obtaining the franchise; (b) neither you nor any of your Principal Owners has made any untrue statement of any material fact or has failed to state material fact in the ADA Application, the Personal Profile, or any other written information in obtaining the rights granted hereunder; (c) neither you nor any of your Owners has any direct or indirect legal or beneficial interest in any business that may be deemed a Competitive Business, except as otherwise completely and accurately disclosed in your Personal Profile; and (d) the execution and performance of this Agreement will not violate any other agreement to which you or any of your Owners may be bound. You recognize that we have executed this Agreement in reliance on all of the statements you and your Owners have made in the Personal Profile, the ADA Application, and any other written information.

1.04 Certain Definitions.* The terms listed below have the meanings throughout this Agreement and include the plural as well as the singular. He, his, or him means she, hers, or her as applicable.  Other terms are defined elsewhere in this Agreement in the context in which they arise.

“ADA Application” - The area development agreement application submitted to us by you and/or your Owners.

“Affiliate” - Any person or entity that directly or indirectly owns or controls the referenced party that is directly or indirectly owned or controlled by the referenced party, or that is under common control with the referenced party. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership of voting securities, by contract or otherwise.

“Area Operator” - The term Area Operator is applicable to one or more persons, a corporation, limited liability company, or a partnership, and it’s owners as the case may be.

“Competitive Business” - Any business that operates or franchises one of more restaurants:  (1) whose sales of Specified Dishes (as defined below) collectively constitute more than 10% of restaurant operating revenues; (2) that are the same as, or substantially similar to, the Noodles & Company concept as it evolves or changes over time; or (3) that operate in a fast casual or quick casual format.  As used in this Agreement, “Specified Dishes” means noodle dishes, pasta dishes, Asian dishes, Italian or Mediterranean dishes and any other dishes that are the same or substantially similar to the dishes on the Noodles & Company menu (“Noodles & Company Dishes”) as it may evolve or change over time.  Restrictions in this Agreement on competitive activities do not apply to: (a) the ownership or operation of other Noodles & Company restaurants we or our Affiliates licenses; (b) the ownership of shares of a class of securities that are listed on a public stock exchange or traded on the over-the-counter market and that represent less than five percent (5%) of that class of securities; or (c) any restaurant concept whose per person average check during the preceding twelve (12) months was more than fifty percent (50%) higher or lower than Noodles & Company per person average check for the same period.  Revenue of a restaurant, as used in this definition means the aggregate amount of all sales of food, beverages and other products sold in or by such restaurant, whether for cash or credit, but excluding all federal, state or municipal sales or service taxes collected from customers and paid to the appropriate taxing authorities, all coupons, promotions, discounts and refunds.

“Confidential Information” - Our proprietary and confidential information relating to the development and operation of Noodles & Company restaurants, including: (1) ingredients, recipes, and methods of preparation and presentation of authorized food products; (2) site selection criteria for Noodles & Company restaurants and plans and specifications for the development of Noodles & Company restaurants; (3) sales, marketing, and advertising programs and techniques for Noodles & Company restaurants; (4) identity of suppliers and knowledge of specifications, processes, procedures, and equipment, and pricing for authorized food products, materials, supplies, and equipment; (5) knowledge of operating results and financial performance of Noodles & Company restaurants, other than Noodles & Company restaurants you own; (6) methods of inventory control, storage, product handling, training, and management relating to Noodles & Company restaurants; (7) computer systems and software programs used or useful in Noodles & Company restaurants; (8) this Agreement and the terms hereof; and (9) any information that we provide you that is labeled proprietary or confidential.

“Development Area” - As defined in Section 2.02.

“Development Fee” - As defined in Section 2.01.

“Development Obligations” - As defined in Section 2.03.

“Development Period” - Means each of the time periods indicated on Exhibit A during which Area Operator shall have the right and obligation to construct, equip, open, and thereafter continue to operate Noodles & Company Restaurants in accordance with the Area Development Agreement.

“Development Rights” - As defined in Section 2.02.

“Development Term” - As defined in Section 2.01.

“Development Schedule” - As defined in Section 2.03.

“Entity” - Business corporation, partnership, limited liability company or other legal entity.

“Franchise Agreement” - As defined in Section 3.04.

“Franchise Fee” - As defined in Section 3.04.

“Immediate Family” - Spouse, parents, brothers, sisters, and children, whether natural or adopted.

“Limited Access Highway” - means that portion of a highway with oasis or service center facilities for motorists and truckers.  Includes highways with limited access from surface roads, often commonly referred to as freeways or Interstate Highways.

“Marks” - The current and future trade names, trademarks, service marks, and trade dress used to identify the services and/or products Noodles & Company restaurants offer, including the mark “Noodles & Company” and the distinctive Noodles & Company restaurants’ building design and color scheme.

“Noodles & Company restaurants” - Restaurants that we or any of our Affiliates own, operate, or franchise and which use the Marks and the System.

“Non-Traditional Venues” - As defined in Section 2.02.

“Operating Partner” - The individual you designate in Exhibit B and any replacement we approve.

“Owner” - Each person or entity that has a direct or indirect legal or beneficial ownership interest in you, if you are an entity.

“Personal Profile” - The personal, financial, business, and other information relating to you and your Owners set forth in our personal profile form(s) which you and your Owners have completed and submitted to us prior to or together with the ADA Application.

“Principal Owner” - Each Owner that has a ten percent (10%) or greater interest in you, if you are an entity or an individual that owns ten percent (10%) or more of the interest in the ADA.

“Protected Area” - As defined in Section 2.04.

“Publicly Held Entity” - An entity for which any of the following are true: (1) securities of such entity would be required to be registered pursuant to the Securities Act of 1933, as amended, or such securities would be owned by more than thirty five (35) persons; or (2) after such issuance or sale, such entity (or you) would be required to comply with the reporting and information requirements of the Securities Exchange Act of 1934, as amended.

“Site Approval Form” - As defined in Section 3.02.

“Site Package” - As defend in Section 3.02.

“System” - The business methods, designs, and arrangements for developing and operating Noodles & Company restaurants, including the Marks, building design and layouts, equipment, ingredients, recipes, methods of preparation and specifications for authorized food products, food safety procedures, training, methods of inventory control and certain operating and business standards, policies and procedures, all of which we may improve, further develop or otherwise modify from time to time.

“Term” - As defined in Section 2.01.

“Transfer the Development Rights” - or similar words - The voluntary, involuntary, direct or indirect sale, assignment, transfer, license, sublicense, sublease, collateral assignment, grant of a security, collateral or conditional interest, inter-vivos transfer, testamentary disposition or other disposition of this Agreement, of any interest in or right under this Agreement, or any form of ownership interest in Area Operator, including: (1) any transfer, redemption or issuance of a legal or beneficial ownership interest in the capital stock of, or a partnership interest in, Area Operator or of any interest convertible to or exchangeable for capital stock of, or a partnership interest in, Area Operator; (2) any merger or consolidation of Area Operator, whether or not Area Operator is the surviving corporation; (3) any transfer in, or as a result of, a divorce, insolvency, corporate or partnership dissolution proceeding or otherwise by operation of law; or (4) any transfer upon the death of Area Operator or any Principal Owner of Area Operator by will, declaration or transfer in trust or under the laws of intestate succession.

*Any capitalized term not defined herein shall have the same meaning as that prescribed in the Franchise Agreement.

2.                                      DEVELOPMENT RIGHTS.

2.01 Term and Development Fee. Unless sooner terminated in accordance with Section 8, the term of this Agreement (the “Term”) starts on the date hereof and expires on the earlier of the expiration date set forth in Exhibit A or the date upon which Area Operator opens for operation the cumulative number of Noodles & Company restaurants in the Development Area (as such term is defined in Section 2.02 hereof) set forth in Exhibit A.  At the time you sign this Agreement, you must pay us the nonrefundable Development Fee (“Development Fee”) set forth in Exhibit A.

2.02 Development Rights.

(a) Upon the terms and subject to the conditions of this Agreement, Company hereby grants to Area Operator, and Area Operator hereby accepts, the right and obligation, during the Term (defined below), to develop Noodles & Company Restaurants in the geographic area defined as the Development Area defined below (the “Development Rights”).  You shall have no right to subfranchise, sublicense, or otherwise grant sub rights to anyone.

(b) No right or license is granted to Area Operator hereunder to use any trademarks, trade names, service marks, logotypes, insignias, trade dress, or designs owned by Noodles & Company, such right and license being granted solely pursuant to Franchise Agreements.  Without limiting the generality of the foregoing, nothing in this Agreement shall permit Area Operator to own or operate a Noodles & Company Restaurant, except pursuant to duly executed and substituting Franchise Agreement, and Area Operator shall not use such trademarks, trade names, service marks, logotypes, insignias, trade dress, or designs without the prior express written consent of Noodles & Company.

(c) During the Term, and provided you and your Affiliates are in compliance with this Agreement and all other agreements with us or any of our Affiliates (including Franchise Agreements signed pursuant to this Agreement), we will: (i) grant to you, in accordance with Section 3, that cumulative number of franchises for Noodles & Company restaurants set forth in Exhibit A, all of which are to be located within the geographical area described in Exhibit A and within the specific trade areas as agreed to by us and you therein (“the Development Area”); and (ii) not operate (directly or through an Affiliate), nor grant the right to operate, any Noodles & Company restaurants located within the Development Area, except for: (1) franchises granted pursuant to this Agreement; (2) Noodles & Company restaurants open (or under lease, construction, or other commitment to open) as of the date hereof; and (3) as set forth below in Sections 2.02(d) and (e).

(d) You acknowledge, however, that certain locations within the Development Area are by their nature unique and separate in character from the sites to which we intend to grant you a franchise or area Development Rights pursuant to this Agreement; such sites are referred to as “Non-Traditional Venues.” As a result, you agree that Non-Traditional Venues are excluded from the Development Area (and any Protected Area under any Franchise Agreement) and we shall have the right to develop (by direct ownership, franchising, licensing or other means) such locations, even if such sites are located within the Development Area (and any Protected Area under any Franchise Agreement) and regardless of the proximity of such sites to any Noodles & Company restaurant for which you have or might have in the foreseeable future a franchise.  Non-Traditional Venues include, for example: (i) transportation facilities, including airports, train stations, subways and rail, and bus stations; (ii) military bases and government offices; (iii) sports facilities, including stadiums and arenas; (iv) amusement parks, zoos, and convention centers; (v) car and truck rest stops, and travel centers and Limited Access Highway oasis and rest and service areas; (vi) casinos, (vii) food courts; (viii) Indian reservations; and (ix) museums.

(e) Additional Reservation of Rights.  Except for the rights specifically granted to you, we reserve all other rights, including, for example, the following rights:

(i) We reserve the right to manufacture and sell anywhere products that are the same or similar to products sold in Noodles & Company restaurants using brand names that are similar to or the same as the Marks through any channel of distribution, including, for example, grocery stores, supermarkets, convenience stores, caterers and gas stations.

(ii) We reserve the right to sell products and services through other channels of distribution including Internet, wholesale, mail order and catalog.  The Internet is a channel of distribution reserved exclusively to us and you may not independently market on the Internet or conduct e-commerce except as we approve, in our sole discretion.

(iii)  We reserve the right to operate and franchise and license others to operate other concept restaurants.

(iv) We reserve the right to develop and/or own other franchise systems for the same or similar products and services using different trademarks than those licensed to you.

(v)  We reserve the right to produce, license, manufacture, sell, distribute and market Noodles & Company brand named products, and products bearing other marks, including food and beverage products, clothing, souvenirs, and novelty items through any channel of distribution, including, for example, grocery stores, supermarkets, convenience stores, caterers, and gas stations.

(vi) We reserve the right to purchase or be purchased by, or merge or combine with, competing businesses wherever located.

2.03 Development Obligations. You must have open and operating continuously in the Development Area in accordance with and pursuant to Franchise Agreements, that cumulative number of Noodles & Company restaurants set forth in Exhibit A by the corresponding dates set forth therein (“Development Schedule”). Time is of the essence in this Agreement.  In the event you fail to develop and operate Noodles & Company restaurants (i) in accordance with the Development Schedule; (ii) on an accepted site; (iii) in accordance with our then current design, construction, and equipment specifications; (iv) consistent with the plans accepted for said site; and (v) in accordance with the System, you would be in material breach of this Agreement; however, except as provided in Section 3.04(e) our right to terminate this Agreement shall be our exclusive remedy for your failure to meet the Development Schedule. If your right to develop Noodles & Company restaurants expires, is terminated in accordance with this Agreement or is otherwise terminated, we shall have the right thereafter to develop and operate, or to allow others to develop and operate, Noodles & Company restaurants, and to use, and to allow others to use, the Marks and the System in the Development Area, subject to such protection granted via the Protected Area as may be granted pursuant to previously executed Franchise

Agreements executed pursuant hereto. Notwithstanding any other term or condition of this Section 2.03, you shall not be deemed to be in breach of this Section 2.03 or the Development Schedule set forth in Exhibit A if your failure to timely open the requisite number of Noodles & Company restaurants results solely from substantial and significant weather delays, fires or other natural disasters not exceeding twenty (20) days in the aggregate for all such delays; any delay resulting from any of such causes shall extend performance only as mutually agreed upon by the parties, but in any event not to exceed in the aggregate twenty (20) days during the Term of this Agreement and the Franchise Agreement.

2.04 Protected Area. Each of the restaurants you develop will have a Protected Area, as such is designated in the Franchise Agreement for such restaurant.  The Protected Area may be designated as a radius, polygon or other geometric shape or as a specific trade area as Noodles and Company shall determine prior to execution of the Franchise Agreement for such restaurant.

2.05 Restrictions on Debt.  In connection with the development of the Development Area and operation of the Franchised Noodles & Company Restaurants, including payment to us of the development fee set forth in Exhibit A of the Area Development Agreement, the payment of franchise fees and the costs and expenses to be incurred pursuant to Franchise Agreements, you and each Owner represent, warrant, covenant and agree that neither you nor any Owner borrowed any funds or otherwise incurred any debt to obtain any funds for the payment of any such fees, costs and expenses, except as specifically permitted in this Section 2.05.  You and each Owner shall not, without our prior written consent, which shall not be unreasonably withheld, directly or indirectly borrow any money or incur any debt or liability (other than lease obligations for each Restaurant’s land and building and trade payables in the ordinary course of business ) to develop the Development Area or to establish, operate and maintain Noodles & Company Restaurants, which may be established in the Development Area pursuant to this Agreement, except as provided in this Section 2.05.  You may incur debt in connection with the development of Noodles & Company Restaurants hereunder, provided that (a) you will, in connection with the development of each such Restaurant, receive equity contributions from your Owners equal to not less than 25% of the total development cost of the Restaurant (which shall consist for this purpose of the cost of all leasehold improvements, furniture, fixtures and equipment) and (b) from and after the first anniversary of the opening of your first Restaurant hereunder, at no time shall your total indebtedness outstanding at any time during any fiscal year exceed 4.0 times your earnings (determined in accordance with generally accepted accounting principles consistently applied) before interest, taxes, depreciation and amortization (EBITDA) minus any distributions to Owners for such fiscal year.  You agree to provide within 90 days after the end of each fiscal year a statement certified by one of your executive officers setting forth the amount of your EBITDA and distributions to Owners (if any) for such year and your indebtedness at year end.  Such debt shall have an initial amortization schedule of no more than ten (10) years from inception.  You shall not extend, renew, refinance, modify or amend any debt or liability permitted by this Section 2.05 without our prior written consent, which consent shall not be unreasonably withheld.

Furthermore, any debt instrument must provide to us the following protections, and any others that we from time to time require, (i) Franchisor shall be provided notice of any default of any such debt instrument simultaneous with notice being provided to you and Owners; (ii) Franchisor shall have a right of first refusal to purchase any restaurant to be sold, disposed of, or otherwise transferred by the lender of such debt instrument; (iii) Franchisor shall have the right, but not the obligation, to cure your and Owner’s default under such debt instruments; and (iv) Franchisor shall have the right to operate the restaurant(s) that is the subject of the debt instrument upon your or Owner’s default of such instrument.  In the event you default on your debt and we elect to pursue any of the foregoing protections available to us, your right to cure such default shall expire as of the date we pursue any such protections notwithstanding any longer cure period set forth elsewhere in any agreement between you and us.  Additionally you shall be liable for the full amount we pay to cure your default plus interest at eighteen percent (18%) per annum, or the highest rate allowable by law, and all costs we incur, including legal fees and appraisal fees relating to the evaluation of and exercise of any such protections.  Breach of this Section 2.05 is a material breach of this Agreement.

3.                                      GRANT OF FRANCHISES.

3.01 Site Selection Assistance. We will furnish you with our site selection criteria for Noodles & Company restaurants, as we may establish from time to time. We also will provide such on-site evaluation of sites proposed pursuant hereto as we deem necessary or appropriate.

3.02 Site Evaluation and Acceptance. We will accept sites for the cumulative number of Noodles & Company restaurants set forth in Exhibit A located within the Development Area in accordance with the following provisions:

(a) We will provide you our then current site criteria upon notice from you that you are actively seeking a site for one of your restaurants.  You must submit to us, in accordance with procedures we establish from time to time, a complete Site Package, as we may establish from time to time (the “Site Package”), containing all information that we reasonably require for each site for a Noodles & Company restaurant that you propose to develop and operate and that meets our then current standard site selection criteria for Noodles & Company restaurants.  The Site Package shall be submitted in a format defined by Noodles & Company to allow submittal and presentation to the Real Estate Site Approval Committee (currently submitted electronically).  The Real Estate Site Approval Committee meets approximately every two (2) weeks, and Area Operators are responsible for submitting their sites for approval at least one (1) week prior to the meeting.  FAO’s are required to attend meetings or participate via conference call.  It is a material obligation of yours under this Agreement that you select and submit the required information for sites that are acceptable to us in a timely manner to cause your compliance with the Development Schedule;

(b)                                 We will approve or reject each site for which you submit to us a complete Site Package in accordance with Section 3.02(a) and, if we approve the site, we will do so by delivering our standard Site Approval Form. Our Site Approval Form, duly executed by us, is the exclusive means by which we approve a proposed site, and no other direct or indirect representation, approval or acceptance, whether in writing or verbally, by any of our officers, employees or agents, shall be effective or bind us. We will use all reasonable efforts to make a site approval decision and, if the site is accepted, deliver a Site Approval Form to you within forty-five (45) days after we receive the complete Site Package and any other materials we have requested. In deciding whether to approve or reject a site you propose, we may consider such factors as we, in our sole discretion, deem appropriate, including, but not limited to, the general location and neighborhood, demographic information, traffic patterns, access, visibility, site economics, location of other retail food establishments (including other Noodles & Company restaurants) and size, condition trade dress, configuration, appearance, and other physical characteristics of the site.  Noodles & Company reserves the right to require you to prepare and submit a prediction of sales volumes derived from software that has been approved by Noodles & Company in its sole discretion.  Neither our approval of a proposed site, nor any information communicated to you regarding our standard site selection criteria or the proposed site constitute a warranty or representation of any kind, express or implied, as to the suitability of the proposed site for a Noodles & Company restaurant or for any other purpose. Our approval of a proposed site merely signifies that we are willing to grant a franchise for a Noodles & Company restaurant at that location in accordance with the terms of this Agreement. Your decision to develop and operate a Noodles & Company restaurant at any site is based solely on your own independent investigation of the suitability or success of the site for a Noodles & Company restaurant. In consideration of our approval of a proposed site, you and your Owners agree to release us, and our Affiliate, officers, directors, employees and agents from any and all loss, damages, and liability arising from or in connection with the selection and/or approval of such site for the development of a Noodles & Company restaurant.  Your restaurants may not be relocated without our prior written consent and compliance with our then current site criteria.

(c) Within sixty (60) days following the execution of the Area Development Agreement, the Area Operator shall prepare and submit to Noodles & Company a Trade Area Map, derived from mapping software that has been approved in writing by Noodles & Company in its sole discretion, that defines the proposed real estate strategy for the entire franchise territory.  The Trade Area Map shall outline all of the proposed trade areas that are targeted for a Noodles & Company restaurant, and rank the trade areas as follows:

Primary Trade Area:  This would be a premier trade area in the market that tends to attract customers from throughout the market or region.  Such trade areas may include entertainment districts, regional shopping centers, universities, hospital complexes, sports arenas and other similar activities that provide brand awareness to a larger portion of the population.  Such trade areas should be targeted for the first two (2) to three (3) restaurants to open in the market.

Secondary Trade Area:  This would be a solid, good performing trade area that primarily serves customers working or living within the trade area boundary.  Such trade areas commonly include concentrated employment centers, and a variety of quality shopping centers serving daily needs.  Secondary trade areas typically make up the largest number of trade areas in a market, and should be targeted to immediately follow the initial primary trade areas.

Tertiary Trade Areas:  These would be good trades areas that are distinctly independent of Primary and Secondary Trade Areas, but would likely not perform as well on average as the other trades areas.  Tertiary Trade Areas would typically be the last trade areas developed in a market.

The Area Operator may be asked to provide  the Trade Area Map along with supporting information to Noodles & Company on an annual basis, but not more frequently than twice per year.

(d) No lease for an approved site may be entered into without our prior written consent, which shall not be unreasonably withheld.

3.03 Financial Qualifications. In conjunction with our decision whether to accept or reject a proposed site, we may require that you and your Principal Owners furnish us financial statements (historical and pro forma), of the sources and uses of capital funds, budgets and other information regarding yourself, your Principal Owners and each legal entity, if any, involved in the development, ownership and operation of any Noodles & Company restaurant you propose, as well as any then existing Noodles & Company restaurants you or your Affiliates own.  We may require some if not all of the following information, and reserve the right to make additional reasonable requests for information:

•                  Audited financial statements for the last three (3) fiscal years

•                  Interim unaudited financial statements consisting of a balance sheet, income statement and statement of cash flows, prepared in accordance with generally accepted accounting principles, for the current fiscal year

•                  Restaurant level income statements for the last three (3) years and current interim period for other franchise operations owned containing at a minimum a disclosure of net sales, comparables, cost of goods sold, labor, taxes and benefits, controllable expenses, occupancy costs and non-controllable expenses

•                  Calculation of restaurant same store sales for the last three (3) years and current interim period for all other franchise restaurants owned

All such information shall be verified by you and your Principal Owners as being complete and accurate in all respects, shall be submitted to us in accordance with our requirements and will be relied on by us in determining whether to grant a franchise for the proposed Noodles & Company restaurant. We may refuse to grant you a franchise for a Noodles & Company restaurant; (i) if you fail to demonstrate sufficient financial and management capabilities to properly develop and operate the proposed Noodles & Company restaurant and the then-existing Noodles & Company restaurants you and your Affiliates own; (ii) you have failed to properly develop and operate on a continuous basis the then-existing Noodles & Company restaurants you and your Affiliates own; (iii) you have failed to fully comply with this Agreement and any franchise agreements between you and us, including the Development Schedule within the Development Periods; or (iv) you are ineligible to hold or will be, in our opinion, unable to obtain a liquor license for each Noodles & Company restaurant contemplated by this Agreement. We will evaluate such financial and management capabilities in accordance with the then-current standards we use to establish Noodles & Company restaurants in other comparable market areas.  We may also require you to submit a business plan for any proposed site.  The absence of any of the failures described in Section 3.03 (i) through (iv) herein is each a condition precedent to any obligation of Noodles & Company to grant a franchise agreement for any proposed site or other performance of this Agreement.

3.04 Grant of Franchise. If we accept a proposed site pursuant to Section 3.02, and you demonstrate the requisite financial and management capabilities (if requested by us) pursuant to Section 3.03 and have satisfied all conditions precedent, then we agree to offer you a franchise to operate a Noodles & Company restaurant at the proposed site by delivering to you our then-current form of franchise agreement, together with all standard ancillary documents (including exhibits, riders, collateral assignments of leases, Principal Owner guarantees and other related documents) that we then customarily use in granting franchises for the operation of Noodles & Company restaurants in the state in which the Noodles & Company restaurant is to be located (“the Franchise Agreement”) subject to the following terms and conditions.

(a) The Franchise Agreement and all ancillary documents must be executed by you and your Owners and returned to us not earlier than five (5) days and not later than thirty (30) days after signing a lease for a Noodles & Company premises or when construction begins, whichever first occurs. If we do not receive the fully executed Franchise Agreement and payment of the Franchise Fee as required hereunder, we may revoke our offer to grant you a franchise to operate a Noodles & Company restaurant at the proposed site and may revoke our acceptance of the proposed site.

(b) The Development Fee shall be $10,000.00 per restaurant listed on Exhibit A for each restaurant, except the Development Fee for the first restaurant developed pursuant to this Agreement shall be $35,000.  All Development Fees must be paid in full on or before the day we execute this Agreement.  See Exhibit A for the total amount due upon execution of this Agreement.  You acknowledge and agree that no portion of the Development Fee shall be refundable for any Noodles & Company restaurants that you have failed (for any reason or no reason) to develop in accordance with the terms of this Agreement.  The Development Fee and each Franchise Fee is fully earned by Noodles & Company at such time it is paid.

(c) The Franchise Fee payable for each Noodles & Company restaurant required to be developed by Area Operator pursuant to this Agreement shall be $35,000.00, payable in accordance with the payment requirements of  this Agreement and the Franchise Agreement.  The Franchise Fee for the first restaurant shall be deemed paid when the Development Fee is paid in full.  Additionally, for each subsequent restaurant, the first $10,000 of the Franchise Fee for such restaurants shall be deemed paid when the Development Fee is paid in full.  The balance of the Franchise Fee shall be payable in accordance with the due date set forth in the Franchise Agreement, except as set forth in Section 3.04(e).  You acknowledge and agree that no portion of the Development Fee shall be refundable for any Noodles & Company restaurants that you have failed (for any reason or no reason) to develop or open in accordance with the terms of this Agreement and the Franchise Fee or Franchise Agreement.  The Development Fee and each Franchise Fee is fully earned by Noodles & Company at such time it is paid; and

(d) The Royalty Fees shall not exceed the percentage set forth in our standard form Franchise Agreement being offered as of the date of this Agreement.

(e) Notwithstanding anything to the contrary in the Franchise Agreement, the Franchise Fee for a restaurant to be developed hereunder must be paid by the Required Opening Date as set forth in Exhibit A, regardless of whether the Franchise Agreement for the restaurant has been signed or the restaurant is open for operation or under construction. The obligation to pay the Franchise Fee for restaurants that were required to be open prior to termination of this Agreement shall survive termination of this Agreement.

4.                                      YOUR ORGANIZATION AND MANAGEMENT.

4.01 Organizational Documents. You must be a business corporation, partnership, limited liability company or other legal entity formed for the sole purpose of developing and holding franchises to operate Noodles & Company restaurants.  You and each of your Owners represent, warrant and agree that: (a) you are duly organized and validly existing under the laws of the state of your organization, and you are duly qualified to transact business in the state(s) in which the Development Area is located; (b) you have the authority to execute and deliver this Agreement and to perform your obligations hereunder; (c) true and complete copies of the articles of incorporation, partnership agreement, bylaws, subscription agreements, buy-sell agreements, voting trust agreements and all other documents relating to your ownership, organization, capitalization, management, and control have been delivered to us and all amendments thereto shall be promptly delivered to us; (d) your entity’s activities are restricted to those necessary solely for the development, ownership, and operation of Noodles & Company restaurants in accordance with this  Agreement and in accordance with any other agreements entered into with us or our Affiliate if applicable; (e) the articles of incorporation, partnership agreement, or other organizational documents recite that the issuance, transfer, or pledge of any direct or indirect legal or beneficial ownership interest is restricted by the terms of this Agreement; (f) all certificates representing direct or indirect legal or beneficial ownership interests now or hereafter issued must bear a legend in conformity with applicable law reciting or referring to such restrictions; and (g) you will deliver to us a Secretary/Clerk’s Certificate or attestation or other evidence satisfactory to us that the execution, delivery and performance of this Agreement, each Franchise Agreement as it is executed, and all other agreements and ancillary documents contemplated hereby or thereby have been duly authorized by all necessary action by your corporation, partnership, limited liability company, or other legal entity, as applicable.  You may not change the form of your entity unless we mutually agree in writing that such a change is warranted.  Neither you, your partners, shareholders, members of an LLC nor the entity formed to operate the restaurants may be, or become, during the term of this Agreement and any other agreements between us, including the Franchise Agreement, a Publicly Held Entity.

4.02 Disclosure of Ownership Interests. You and each of your Owners represent, warrant and agree that Exhibit B is current, complete and accurate and shall not be changed without our prior written consent. You agree that updated Exhibits B will be furnished promptly to us, so that Exhibit B (as so revised and signed by you) is at all times current, complete and accurate. Failure to promptly provide us a revised and corrected Exhibit B, and to obtain our prior written consent prior to such changes, is a material breach and default of this Agreement.  Each person who is or becomes a Principal Owner must execute an agreement in the form we prescribe, undertaking to be bound jointly and severally by the terms of this Agreement, the current form of which is attached hereto as Exhibit C. Each person who is or becomes an Owner or an Operating Partner must execute an agreement in the form we prescribe, undertaking to be bound by the confidentiality and non-competition covenants contained in the Agreement, the current form of which is attached hereto as Exhibit D. Each Owner must be an individual acting in his individual capacity, unless we waive this requirement.  The initial owners who execute this agreement as of its effective date shall at all times continue to own and have voting authority of at least fifty-one percent (51%) of the ownership and voting rights under this agreement.

4.03 Operating Partner/Management of Business. You must designate in Exhibit B as the “Operating Partner” an individual accepted by us who must: (a) have completed our Operating Partner training program to our satisfaction; (b) be the senior management individual who is involved in day-to-day operations of your Noodles & Company restaurants; (c) be the person with whom we communicate as to development, operations and Area Operator matters; (d) have the authority to bind you regarding all operational decisions with respect to your Noodles & Company restaurants; and (e) have primary residency in the Development Area continuously during the term of this Agreement.

Your Operating Partner: (a) shall exert full-time and best efforts to the development and operation of your Noodles & Company restaurants and all other Noodles & Company restaurants you own; and (b) may not engage in any other business or activity, directly or indirectly, that requires substantial management responsibility or time commitments or otherwise may conflict with your obligations hereunder. You agree to provide us with an executed copy of any arrangement, agreement, or contract, and all amendments thereto, with your Operating Partner. We shall have no responsibility, liability or obligation to any party to any such arrangement, agreement, or contract, or any amendments thereto, on account of our approval thereof or otherwise, and you agree to indemnify and hold us, and our Affiliates if applicable, harmless with respect thereto. Your Noodles & Company restaurants at all times must be managed by your Operating Partner or by an on-site general or assistant manager or a shift supervisor who has completed the appropriate training programs.

Prior to opening your first Noodles & Company restaurant, you, your Operating Partner, general managers and any other personnel who are intended to have, or who actually have, responsibilities for operating any Noodles & Company restaurant must complete the appropriate training program to our satisfaction.

Thereafter, subsequently hired personnel must complete the appropriate training program that is approved by or provided by Noodles & Company personnel to our satisfaction before assuming their position in accordance with our then-current Operations Manual.

5.                                      RELATIONSHIP OF THE PARTIES.

5.01 Independent Contractors. Neither this Agreement nor the dealings of the parties pursuant to this Agreement shall create any fiduciary relationship or any other relationship of trust or confidence between or among the parties. Franchisor and Area Operator, as between themselves, are and shall be independent contractors.

If applicable law shall imply a covenant of good faith and fair dealing in this Agreement, the parties agree that such covenant shall not imply any rights or obligations that are inconsistent with a fair construction of the terms of this Agreement. Additionally, if applicable law shall imply such covenant, we and you acknowledge and agree that: (a) this Agreement (and the relationship of the parties which arises from this Agreement) grants us the discretion to make decisions, take actions, and/or refrain from taking actions not inconsistent with your explicit rights and obligations hereunder that may affect favorably or adversely your interests; (b) we will use our judgment in exercising such discretion based on our assessment of our own interests and balancing those interests against the interests of the owners of Noodles & Company restaurants generally (including ourselves, and our Affiliates and other Area Operators), and specifically without considering your individual interests or the interests of any other particular Area Operator; (c) we will have no liability to you for the exercise of our discretion in this manner so long as such discretion is not exercised in bad faith toward you; and (d) in the absence of such bad faith, no trier of fact in any legal action or arbitration proceeding shall substitute its judgment for our judgment so exercised.

Nothing contained in this Agreement, or arising from the conduct of the parties hereunder, is intended to make either party a general or special agent, joint venturer, partner, or employee of the other party for any purpose whatsoever. You must conspicuously identify yourself in all dealings with customers, lessors, contractors, suppliers, public officials, employees and others as the FAO granted hereunder and must place such other notices of independent ownership on such forms, business cards, stationery, advertising, and other materials as we may require from time to time.

You may not make any express or implied agreements, warranties, guarantees, or representations or incur any debt in our name or on our behalf or represent that the relationship of the parties hereto is anything other than that of independent contractors. We will not be obligated by or have any liability under any agreements made by you with any third party or for any representations made by you to any third party. We will not be obligated for any damages to any person or property arising directly or indirectly out of the operation of your business hereunder.

5.02 Indemnification. You agree to indemnify us, our Affiliates and our respective directors, officers, employees, shareholders, agents, successors, and assigns (collectively “Indemnitees”), and to hold the Indemnitees harmless to the fullest extent permitted by law, from any and all losses and expenses (as defined below) incurred in connection with any litigation or other form of adjudicatory procedure, claim, demand, investigation, formal or informal inquiry (regardless of whether it is reduced to judgment) or any settlement thereof which arises directly or indirectly from, or as a result of, a claim of a third party against any one or more of the Indemnitees in connection with the development, ownership, operation or closing of any of your Noodles & Company restaurants (collectively “Event”), and regardless of whether it resulted from any strict or vicarious liability imposed by law on the Indemnitees, provided, however, that this indemnity will not apply to any liability arising from the negligent acts of Indemnitees (except to the extent that joint liability is involved, in which event the indemnification provided herein will extend to any finding of comparative or contributory negligence attributable to you). The term “losses and expenses” includes compensatory, exemplary, and punitive damages; fines and penalties; attorneys’ fees; experts’ fees; court costs; costs associated with investigating and defending against claims; settlement amounts; judgments; compensation for damages to our reputation and goodwill; and all other costs associated with any of the foregoing losses and expenses. We agree to give you reasonable notice of any Event of which we become aware for which indemnification may be required and we may elect (but are not obligated) to direct the defense thereof, provided that the selection of counsel shall be subject to your consent, which consent shall not be unreasonably withheld or delayed. We shall not be required to consent to any settlement that admits any fault, directly or indirectly, on our part.  We may, in our reasonable discretion, take such actions as we deem necessary and appropriate to investigate, defend or settle any Event or take other remedial or corrective actions with respect thereto as may be necessary for the protection of Indemnitees or Noodles & Company restaurants generally, provided however, that any settlement shall be subject to your consent, which consent shall not be unreasonably withheld or delayed. Further, notwithstanding the foregoing, if the insurer on a policy or policies obtained in compliance with your Franchise Agreement agrees to undertake the defense of an Event (an “Insured Event”), we agree not to exercise our right to select counsel to defend the Event if such would cause your insurer to deny coverage so long as your insurer provides suitable skilled counsel to defend the action.  We reserve the right to retain counsel to represent us with respect to an Insured Event.  This Section 5.02 shall continue in full force and effect subsequent to and notwithstanding the expiration or termination of this Agreement.

5.03 Ownership of the Marks. You acknowledge that we, or our Affiliates, if applicable, own the Marks and that you are not granted the right under this Agreement to use the Marks. Your right to use the Marks arises solely from, and is limited to, Franchise Agreements entered into between you and us. You may not use any Mark (or any abbreviation, modification or colorable imitation) as part of any corporate or legal business name or in any other manner not explicitly authorized in writing by us. You may not, at any time during or after the Term, contest, or assist any other person or entity in contesting, the validity or ownership of any of the Marks.

If we determine that it becomes advisable at any time for us and/or you to modify or discontinue use of any Mark and/or use one or more additional or substitute trademarks, service marks or trade dress, you agree to comply with our directions within fourteen (14) days after notice. Neither we nor any of our Affiliates shall have any liability or obligation whatsoever with respect to any such required modification or discontinuance of any Mark or the promotion of a substitute trademark, service mark or trade dress.

6.                                      RESTRICTIVE COVENANTS.

6.01 Confidential Information. We will disclose parts of our Confidential Information to you solely for your use in connection with this Agreement and only as specifically permitted by the Operations Manual. The Confidential Information is proprietary and includes our trade secrets. During the Term and indefinitely thereafter: (a) you and your Owners may not use the Confidential Information in any other business or capacity (you acknowledge such use is an unfair method of competition); (b) you and your Owners must exert your best efforts to maintain the confidentiality of the Confidential Information; (c) you and your Owners may not make unauthorized copies of any portion of the Confidential Information disclosed in written, electronic or other form; (d) you and your Owners must implement all reasonable procedures we prescribe from time to time to prevent unauthorized use or disclosure of the Confidential Information, including the use of nondisclosure agreements with your Owners, officers, directors and general managers, and you and your Owners must deliver such agreements to us; and (e) you and your Owners must not disclose or distribute the Confidential Information except as permitted by us in writing prior to such disclosure. At the end of the Term, you and your Owners must deliver to us all such Confidential Information in your possession, except for such information as you are permitted to retain pursuant to Franchise Agreements then in effect. Your restrictions on disclosure and use of Confidential Information do not apply to information or techniques which are or become generally known in the restaurant industry (other than through your own disclosure or the wrongful disclosure of another), provided you obtain our prior written consent to such disclosure or use.

6.02 In-Term Covenants. During the Term, you shall not, without Noodles & Company’s prior written consent, either directly or indirectly, for yourself, or through, on behalf of, or in conjunction with any person, persons, partnership, limited liability company, or corporation:

(a) Divert or attempt to divert any business or customer of any Noodles & Company Restaurant to any competitor, by direct or indirect inducement or otherwise, or do or perform, directly or indirectly, any other act injurious or prejudicial to the goodwill associated with Noodles & Company’s Marks or the System.

(b) Recruit, except for general solicitation, or hire any person who is or was within a period of six (6) months prior to such recruiting or hiring an employee of ours or of any Noodles & Company Restaurant operated by us, our Affiliates or another Area Operator of ours, without obtaining the employer’s consent, which consent may be withheld for any reason. We may elect, in our sole discretion, to require you to pay to us, our Affiliate or other Area Operator, as liquidated damages an amount equal to two (2) times the annual salary of the person(s) involved in such violation plus an amount equal to our costs and attorney’s fees incurred in connection with such violation.

(c) Own, maintain, advise, be employed by, consult for, make loans to, operate, engage in or have an ownership interest (including any right to share in revenues or profits) in any Competitive Business which is, or is intended to be located within:

(1) the Protected Area;

(2) a radius of fifteen (15) miles from your Noodles & Company Restaurant;

(3) a radius of fifteen (15) miles of any Noodles & Company Restaurant; or

(4) the United States.

6.03.  Post-Term Covenants.  For a continuous uninterrupted period commencing upon the expiration or termination of this Agreement and for two (2) years thereafter, you shall not, without Noodles & Company’s prior written consent, either directory or indirectly, for yourself, or through, on behalf of, or in conjunction with any person, persons, partnership, limited liability company, or corporation:

(a) Divert or attempt to divert any business or customer of any Noodles & Company Restaurant to any competitor, by direct or indirect inducement or otherwise, or do or perform, directly or indirectly, any other act injurious or prejudicial to the goodwill associated with Noodles & Company’s Marks or the System.

(b) Recruit, except for general solicitation, or hire any person who is or was within a period of six (6) months prior to such recruiting or hiring an employee of ours or of any Noodles & Company Restaurant operated by us, our Affiliates or another Area Operator of ours.  In addition to any other rights and remedies available to us under this Agreement, we may elect, in our sole discretion, to require you to pay to us, our Affiliate or other Area Operator, as liquidated damages an amount equal to two (2) times the annual salary of the person(s) involved in such violation plus an amount equal to our costs and attorney’s fees incurred in connection with such violation.

(c) Own, maintain, advise, be employed by, consult for, make loans to, operate, engage in or have an ownership interest (including any right to share in revenues or profits) in any Competitive Business which is, or is intended to be located within:

(1) the Protected Area;

(2) a radius of fifteen (15) miles from your Noodles & Company Restaurant;

(3) a radius of fifteen (15) miles of any Noodles & Company Restaurant; or

(4) any Designated Market Area (as defined by Nielsen Media Research) where a Noodles & Company Restaurant is located.

6.04 Independent Covenant. The parties agree that each of the foregoing covenants shall be construed as independent of any other covenant or provision of this Agreement.  If all or any portion of a covenant is held unreasonable or unenforceable by a court or agency having valid jurisdiction, the parties desire the court to reform the covenant to render the covenant enforceable, but only to the extent required to render the covenant enforceable, so that Noodles & Company may obtain the greatest possible level of protection from the misuse of Confidential Information, the diversion of customers, the solicitation of its employees and unfair competition; and in such event, you expressly agree to be bound by any lesser covenant subsumed within the terms of such covenant that imposes the maximum duty permitted by law, as if the resulting covenant were separately state in and made a part of this Agreement.

6.05 Reduction in Scope.  You understand and acknowledge that Noodles & Company shall have the right, in its sole discretion, to reduce the scope of any covenant set forth in this Agreement, or any portion thereof, without your consent, effective immediately upon written notice to you.  You shall comply forthwith with any covenant as so modified, which shall be fully enforceable notwithstanding the provisions hereof.

6.06 Offset/Counterclaim.  You expressly agree that the existence of any claims you may have against Noodles & Company, whether or not arising from this Agreement, shall not constitute a defense to the enforcement by Noodles & Company of the covenants in this Section 6.

6.07 Injunctive Relief.  You acknowledge and agree:  (a) that any failure to comply with the covenants in this Agreement shall constitute a default hereunder; (b) that a violation of the requirements of this Agreement would result in irreparable injury to Noodles & Company for which no adequate remedy at law may be available; and (c) therefore, Noodles & Company shall be entitled, in addition to any other remedies which it may have hereunder, at law, or in equity, to obtain specific performance of or an injunction against the violation of the requirement of this Agreement, without the necessity of showing actual or threatened damage and without being required to furnish a bond or other security.

6.08 Information Exchange. All recipes, processes, ideas, concepts, methods, and techniques used or useful to a restaurant, grocery store, or other business offering restaurant products, whether or not constituting protectable intellectual property, that you create, or that are created on your behalf, in connection with the development or operation of your Noodles & Company restaurants must be promptly disclosed to us. If we adopt any of them as part of the System, they will be deemed to be our sole and exclusive property and deemed to be works made-for-hire for us. You hereby assign and further agree to sign whatever further assignment or other documents we request to evidence our ownership or to assist us in securing intellectual property rights in such ideas, concepts, techniques, or materials.

6.09 Confidentiality and Non-Compete Agreements. You agree to cause each of your Owners and Operating Partners and any other management personel primarily involved in Noodles & Company to enter into and comply with the confidentiality and non-compete agreement referred to in Section 4.02 hereof.

7.                                      AREA OPERATOR’S RIGHT TO TRANSFER.

7.01 Franchisor’s Approval. Your rights and duties under this Agreement are personal to you and your Principal Owners. Accordingly, neither you nor any of your Owners may Transfer the Development Rights or any direct or indirect interest therein without our prior written consent, which may be withheld in our sole discretion.  If we are required by applicable law to permit a transfer, the criteria in Section 7.02 must be met and you must obtain our approval.  Any such transfer without such approval or compliance constitutes a breach of this Agreement and is void and of no force or effect. You may not, under any circumstances, directly or indirectly, subfranchise or sublicense any of your rights hereunder.  If applicable law does not require us to permit a transfer, no transfer shall be permitted and Section 7.02 will not apply.

7.02 Conditions for Approval. If we have not exercised our right of first refusal under Section 7.06, and we are required by law to permit a transfer of this Agreement, we will not unreasonably withhold our approval of a Transfer of the Development Rights that meets all of the restrictions, requirements and conditions we impose on the transfer, the transferor(s) and the transferee(s), including without limitation the following:

(a) you and your Owners and Affiliates must be in compliance with the provisions of this Agreement, all Franchise Agreements executed pursuant hereto and all other agreements with us or our Affiliate, if applicable;

(b) the proposed transferee must be a corporation, partnership, limited liability company or other legal entity; transferee and its owners must provide us on a timely basis all information we request, and the owners must be individuals acting in their individual capacities who are of good character and reputation, who must have sufficient business experience, aptitude and financial resources to develop Noodles & Company restaurants pursuant to this Agreement, and who must otherwise meet our then current standards for approval;

(c) the proposed transferee may not be, or become, an entity, or be, or become, affiliated with an entity, that is a Publicly Held Entity;

(d) the transferee and its owners must agree to be bound by all of the provisions of our then current Area Development Agreement for the remainder of the Term;

(e) the transferee must acquire, in a concurrent transaction, all of your rights and the rights of your Owners and Affiliates under all agreements between you or your Affiliates and us or our Affiliate, regarding all restaurants contemplated by this agreement not yet developed and/or operating;

(f) you or the transferee must pay us a transfer fee in an amount equal to $7,500, plus $3,500 for each Noodles & Company restaurant for which a Franchise Agreement has been executed, or is contemplated by the terms of this Agreement, plus any transfer fee required by any other agreement between you or your Affiliates and us or our Affiliates and all costs associated with such transfer;

(g) you and your Owners and Affiliates must, except to the extent limited or prohibited by applicable law, execute a general release, in form and substance satisfactory to us, of any and all claims against us, our Affiliates and stockholders, officers, directors, employees, agents, successors, and assigns;

(h) we must not have disapproved the material terms and conditions of such transfer on the basis that they are so burdensome as to be likely, in our reasonable judgment, to adversely affect the transferee’s operation of Noodles & Company restaurants or its compliance with its franchise agreements, any area development agreements and any other agreements being transferred;

(i) if you (or any of your Owners or Affiliates) finance any part of the sale price of the transferred interest, you and/or your Owners or Affiliates must agree that all obligations of the transferee, and security interests reserved by any of them in the assets transferred, will be subordinate to the transferee’s obligations to pay all amounts due us and our Affiliates and to otherwise comply with this Agreement, any Franchise Agreement being transferred or any franchise agreement to be executed by the transferee;

(j) you and your Owners must execute a noncompetition covenant, in form and substances satisfactory to us, in favor of us and the transferee agreeing that, for a period of two (2) years, starting on the effective date of the transfer, you and your Owners will not, directly or indirectly (such as through a member of his or their Immediate Families), own any legal or beneficial interest in, or render services or give advice to: (1) any Competitive Business; or (2) any entity that grants franchises, licenses, or other interests to others to operate any Competitive Business in any Designated Market Area (as defined by Nielsen Media Research) where a Noodles & Company Restaurant is located, whether Company-owned or franchised, or within any area that is or was within an Area Development Area or a Protected Area, as those terms are defined in the Area Development Agreement and Franchise Agreement;

(k) we determine that no applicable federal or state statute, regulation, rule, or law, which is enacted, promulgated, or amended after the date hereof, may have a material adverse effect on our rights, remedies, or discretion with respect to our relationship with the proposed transferee;

(l) you and your Owners and Affiliates must execute such other documents and do such other things as we reasonably require to protect our rights under this Agreement, any Franchise Agreements, and any other agreements being transferred;

(m) transferee must demonstrate that it is eligible to hold and shall be able to obtain liquor licenses for each Noodles & Company restaurant contemplated by this Agreement;

(n) transferee must have obtained an acceptable assignment of Lease(s) from each landlord for each Noodles & Company restaurant contemplated by this Agreement and as to each restaurant which is proposed to be transferred and

(o) transferee, after the transfer, must own the minimum number of Noodles & Company restaurants we require of other Area Operators.

7.03 Effect of Approval. Our approval of a Transfer of the Development Rights does not constitute: (a) a representation as to the fairness of the terms of any agreement or arrangement between you or your Owners and the transferee or as to the prospects for success by the transferee; or (b) a release of you and your Owners, a waiver of any claims against you or your Owners, or a waiver of our right to demand the transferee’s compliance with this Agreement. Any approval shall apply only to the specific Transfer of the Development Rights being proposed and shall not constitute our approval of, or have any bearing on, any other proposed Transfer of the Development Rights.

7.04 Special Transfers. Neither Section 7.06 nor Section 7.02(f) shall apply to any Transfer of the Development Rights among any of your then current Owners.  Following our receipt of thirty (30) days’ notice to us, you may, if you are a partnership, transfer this Agreement, in conjunction with a transfer of all of the Franchise Agreements executed pursuant hereto and all of the assets of the Noodles & Company restaurants operated pursuant thereto, by an agreement in form and substance approved by us, to a business corporation or limited liability company which conducts no business other than the development and operation of Noodles & Company restaurants, and of which you own and control all of the equity and voting power of all issued and outstanding capital stock. None of the foregoing assignments shall relieve you or your Principal Owners of your obligations hereunder, and you and your Principal Owners shall remain jointly and severally liable for all obligations hereunder.  We will also permit transfers among partners so long as the transfer is to a prior existing partner that was previously approved by us and who meets our then current requirements for Area Operators and Franchisees.

7.05 Death or Disability of Operating Partner or Area Operator. Upon your death or permanent disability, or the death or permanent disability of your Operating Partner or an Owner of a controlling interest in Area Operator, if we have not exercised our Right of First Refusal, the executor, administrator, or other personal representative of such person shall transfer his interest in this Agreement or his interest in Area Operator to a third party approved by us in accordance with all of the applicable provisions of Section 7 within a reasonable period of time, not to exceed  six (6) months from the date of death or permanent disability.  We agree not to exercise our right of first refusal in the case of death or disability if the proposed purchaser or transferee is a family member who meets our then current requirements for Area Operators and Franchisees or is a prior existing partner that was previously approved by us and who meets our then current requirements for Area Operators and Franchisees.

7.06 Noodles & Company’s Right of First Refusal. If you or any of your Owners desires to Transfer the Development Rights for legal consideration, you or such Owner(s) must obtain a bona fide, executed written offer from a responsible and fully disclosed purchaser and must deliver immediately to us a complete and accurate copy of such offer. If the offeror proposes to buy any other property or rights from you or any of your Owners or Affiliates (other than rights under Area Development and Franchise Agreements for Noodles & Company restaurants) as part of the bona fide offer, the proposal for such property or rights must be set forth in a separate, contemporaneous offer that is fully disclosed to us, and the price and terms of purchase offered to you or your Owners for the transfer of the Development Rights must reflect the bona fide price offered therefore and not reflect any value for any other property or rights.

We have the option, exercisable by notice delivered to you or your Owners within sixty (60) days from the date of delivery of a complete and accurate copy of such offer to us to purchase such interest for the price and on the terms and conditions contained in such offer, provided that: (a) we may substitute cash for any form of payment proposed in such offer; (b) our credit shall be deemed equal to the credit of any proposed purchaser; and (c) we shall have not less than ninety (90) days from the option exercise date to consummate the transaction. We have the right to investigate and analyze the business, assets, and liabilities and all other matters we deem necessary or desirable in order to make an informed investment decision with respect to the fairness of the terms of the right of first refusal and we may conduct such investigation and analysis in any manner we deem reasonably appropriate, and you and your Owners agree to cooperate fully with us in connection therewith.

If we decide to exercise our option to purchase, we are then entitled to purchase such interest subject to all representations and warranties, closing documents and indemnities as we reasonably may require, provided if we exercise our option as a result of a written offer reflected in a fully negotiated definitive agreement with the proposed purchaser, we will not be entitled to any additional representations, warranties, closing documents, or indemnities that will have a materially adverse effect on your rights and obligations under the definitive agreement. If we do not exercise our option to purchase, you or your Owners may complete the sale to such offeror pursuant to and on the exact terms of such offer, subject to our approval of the transfer as provided in Sections 7.01 and 7.02; provided that we will have another option to purchase if the sale to such offeror is not completed within ninety (90) days after we elect not to exercise our option to purchase, or if there is a material change in the terms of the offer.  You will promptly notify us in either event and we will have an additional thirty-day (30) period to exercise our option following receipt of that notice.

7.07 Securities Offerings. Neither you nor any of your Owners shall issue or sell, or offer to issue or sell, any of your securities or any securities of any of your Affiliates, regardless of whether such sale or offer would be required to be registered pursuant to the provisions of the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction, without our mutual written agreement and complying with all of our requirements and restrictions concerning use of information about us and our Affiliate, if applicable. Neither you nor any of your Owners may issue or sell your securities or any securities of any of your Affiliates if: (a) such securities would be required to be registered pursuant to the Securities Act of 1933, as amended, or such securities would be owned by more than thirty-five (35) persons; or (b) after such issuance or sale, you or such Affiliate would be required to comply with the reporting and information requirements of the Securities Exchange Act of 1934, as amended, hereinafter defined as “Publicly Held Entity,” or (c) the result would be that the initial Owners would own less than fifty-one percent (51%) of your and/or your Affiliates’ securities and voting rights.

Any proposed private placement of your securities or the securities of your Affiliates must be approved by us and our legal counsel prior to the offering of securities.  You shall pay the costs of our review and associated legal fees.

8. TERMINATION OF THE AGREEMENT.

8.01 Immediate Termination. You are in material breach of this Agreement, and this Agreement will automatically terminate without notice, at our discretion, if you become insolvent by reason of your inability to pay your debts as they mature or if you admit your inability to pay your debts as they mature; if you are adjudicated bankrupt or insolvent; if you file a petition in bankruptcy, reorganization, or similar proceeding under the bankruptcy laws of the United States or have such a petition filed against you, which is not discharged within thirty (30) days; if a receiver or other custodian, permanent or temporary, is appointed for your business, assets or property; if you request the appointment of a receiver or make a general assignment for the benefit of creditors; if a final judgment against you in the amount of $25,000 or more remains unsatisfied of record for thirty (30) days or longer; if your bank accounts, property, or accounts receivable are attached; if execution is levied against your business or property; if suit is filed to foreclose any lien or mortgage against any of your assets and such suit is not dismissed within thirty (30) days; or if you voluntarily dissolve or liquidate or have a petition filed for corporate or partnership dissolution and such petition is not dismissed within thirty (30) days.

8.02 Termination Upon Notice. In addition to our right to terminate pursuant to other provisions of this Agreement or under applicable law, we may terminate this Agreement, effective upon delivery of notice of termination to you, if you or any of your Principal Owners or Affiliates:

(a) fail to meet the Development Schedule and not cure such failure as soon as possible, and in any event within twenty (20) days after receipt of notice, unless no cure is possible, in which case there shall be no cure period;

(b) make an unauthorized Transfer of the Development Rights or fail to Transfer the Development Rights or the interest of a deceased or disabled Owner as required hereby;

(c) make any material misstatement or omission in the Personal Profile, the ADA Application, or in any other written information provided to us;

(d) are convicted of, or plead no contest to, a felony or other crime or offense that we reasonably believe may adversely affect the System or the goodwill associated with the Marks;

(e) fail to comply with any other provision of this Agreement and do not correct such failure within thirty (30) days after written notice of such failure to comply is delivered to you;

(f) are in breach of any Franchise Agreement such that we have the right to terminate the Franchise Agreement, whether or not we elect to exercise our right to terminate the Franchise Agreement;

(g) make any unauthorized use or disclosure of the Confidential Information;

(h) are in breach of any other agreement between you or any of your Affiliates and us or our Affiliate, if applicable, such that we have a right to terminate any such agreement, whether or not we elect to exercise our right to terminate such agreement;

(i) if we determine that any applicable federal or state statute, regulation, rule, or law, which is enacted, promulgated, or amended after the date hereof, may have a material adverse effect on our rights, remedies, or discretion in franchising Noodles & Company restaurants;

(j) shall default in any material obligations of any Lease, any agreement between Noodles & Company (or its Affiliate) and Area Operator, any obligations to any Advertising Cooperative of which you are a member or to any vendor of Noodles & Company related Proprietary and Non-Proprietary Products, construction suppliers, or providers of services, and not cure such failure as soon as possible, and in any event within twenty (20) days after receipt of notice, unless no cure is possible, in which case there shall be no cure period;;

(k) violate any law that materially impacts the Agreement or the franchise;

(l) fail to construct the Premises in the manner and with the materials from Approved Suppliers and Designated Suppliers as required by the Franchise Agreement and not cure such failure as soon as possible, and in any event within twenty (20) days after receipt of notice, unless no cure is possible, in which case there shall be no cure period;

(m) fail to timely obtain and continue in force all licenses and permits, including liquor licenses necessary to open and construct the restaurant and not cure such failure as soon as possible and in any event within twenty (20) days after receipt of notice unless no cure is possible, in which case there shall be no cure period;;

(n) shall default in three (3) or more material obligations within the Term of the Agreement for which written notice has been provided, if required, or for which no notice was given if none was required, such repeated course of conduct, which need not be the same or identical breaches, shall itself be grounds for termination of this Agreement without further notice or an opportunity to cure; or

(o) fail to operate in accordance with the System and not cure such failure as soon as possible, and in any event within twenty (20) days after receipt of notice, unless no cure is possible, in which case there shall be no cure period.

(p) violate any of the covenants relating to non-competition in Sections 6.02 and 6.03 and in Exhibit D.

(q) failure to timely and successfully complete Operating Partners training as described in Section 4.03 to our satisfaction, or failure to timely and successfully complete the training program described in any Franchise Agreement.

Each of the foregoing (a) through (q) are material breaches and material defaults.

The Development Fee shall be fully earned by us upon execution of this Agreement for administrative and other expenses incurred by us and for the development opportunities lost or deferred as a result of the rights granted to you herein. We have no obligation whatsoever to refund any portion of the Development Fee upon any termination.

8.03. Statutory Limitations.  Notwithstanding anything to the contrary contained in this Section 8, in the event any valid, applicable law of a competent Governmental Authority having jurisdiction over this Agreement and the parties hereto shall limit Noodles & Company’s rights of termination hereunder or shall require longer notice periods than those set forth above, this Agreement shall be deemed amended to conform to the minimum notice periods or restrictions upon termination required by such laws and regulations.  Noodles & Company shall not, however, be precluded from contesting the validity, enforceability, or application of such laws or regulations in any action, arbitration, hearing or dispute relating to this Agreement or the termination thereof.

9.                                    EFFECT OF TERMINATION AND EXPIRATION.

9.01 Continuing Obligations. All obligations under this Agreement, which expressly or by their nature survive the expiration or termination of this Agreement, shall continue in full force and effect until they are satisfied in full or by their nature expire.  Expiration or termination of this Agreement does not of itself terminate any Franchise Agreements between us.

9.02 Post-Term Covenants. Without limiting the generality of Section 9.01 hereof, the Post-Term covenants provided in Section 6.03 of this Agreement shall apply up on the expiration or termination of this Agreement.

You and each of your Owners expressly acknowledge the possession of skills and abilities of a general nature and other opportunities for exploiting such skills in other ways, so that enforcement of the covenants contained in this Agreement will not deprive any of you of your personal goodwill or ability to earn a living. If you or any of your Owners fail or refuse to abide by any of the foregoing covenants and we obtain enforcement in a judicial or arbitration proceeding, the obligations under the breached covenant will continue in effect for a period of time ending two (2) years after the date such person starts compliance with the order enforcing the covenant.

10.                             DISPUTE RESOLUTION.

10.01 Mediation, Jurisdiction and Venue.  Except for claims by either party for payments owed by one party to the other and except for claims requesting injunctive relief, any controversy or claim arising out of or relating to this Agreement or the making, interpretation, or performance hereof, shall first be submitted to mediation.  The parties shall agree on a single mediator within thirty (30) days after notice by the complaining party, and if no mediator is mutually agreed upon within such thirty (30) days, then the mediation shall be submitted by the complaining party to the American Arbitration Association’s (“AAA’s”) regional office located closest to our principal place of business.  The mediation proceedings shall be conducted in the city where we then have our principal place of business.  You agree and acknowledge that Noodles & Company may, through manuals, or otherwise in writing, designate different procedures or rules for any mediation.

Subject to the foregoing, you and your Owners irrevocably submit to the jurisdiction of the Federal Courts of the United States  in the state in which our principal place of business is located (which is Colorado as of the date hereof) and of the state courts of the city and county in which our principal place of business is located (which is as of the date hereof, the State of Colorado, City and County of Broomfield) in any suit, action, or proceeding, arising out of or relating to this Agreement or any other dispute between you and us.  You irrevocably agree that all claims in respect of any such suit, action, or proceeding brought by you must be brought therein. You irrevocably waive, to the fullest extent you may lawfully do so, the defense of an inconvenient forum to the maintenance of such suit, action, or proceeding, and the defense of lack of personal jurisdiction.

You agree that service of process for purposes of any such suit, action, or proceeding arising out of this Agreement may be made by serving a person of suitable age and discretion (such as the person in charge of the office) at the notice address specified on the signature page of this Agreement.

10.02 Injunctive Relief. Notwithstanding the above, we may obtain in any court of competent jurisdiction any injunctive relief, including temporary restraining orders and preliminary injunctions, against conduct or threatened conduct for which no adequate remedy at law may be available or which may cause us irreparable harm. We may pursue such injunctive relief, without bond, but upon due notice, in addition to such further and other relief as may be available at equity or law, and your sole remedy in the event of the entry of such injunction, shall be its dissolution, if warranted, upon hearing duly held (all claims for damages by reason of the wrongful issuance of any such injunction being expressly waived). You and each of your Owners acknowledge that any violation of Sections 5 or 6 would result in irreparable injury to us for which no adequate remedy at law may be available. Accordingly, you and each of your Owners consent to the issuance of an injunction at our request prohibiting any conduct in violation of any of those Sections and agree that the existence of any claim you or any of your Owners may have against us, whether arising from this Agreement, shall not constitute a defense to the enforcement of any of those Sections.

10.03 Attorneys’ Fees. If any party brings an action or arbitration against another party, with respect to the subject matter of this Agreement, the prevailing party, if any, shall be entitled to recover from the adverse party all of the reasonable expenses of the prevailing party, including attorney’s fees.

10.04 Governing Law.  Except to the extent governed by the United States Trademark Act of 1946 (Lanham Act, 15 U.S.C. 1051 et seq.) or other federal law, this Agreement shall be interpreted under the laws of the State of Colorado, excluding its choice of laws rules.  This Agreement shall be construed under the laws of the State of Colorado, provided the foregoing shall not constitute an unlawful waiver of your rights under any applicable franchise law of another state. Otherwise, in the event of any conflict of law, Colorado law will prevail, without regard to its conflict of law principles. However, if any provision of this Agreement would not be enforceable under Colorado law, and if the Development Area is predominantly located outside of Colorado and such provision would be enforceable under the laws of the state in which the Development Area is predominantly located, then such provision shall be construed under the laws of that state. Nothing in this Section 10 is intended to subject this Agreement to any franchise or similar law, rule, or regulation of the State of Colorado or any other state or political subdivision to which it otherwise would not be subject.

10.05 Limitations on Legal Actions.

(a) Waiver of Punitive and Exemplary Damages. Except with respect to your obligations regarding use of the Marks in Section 5 and the Confidential Information in Section 6.01, Franchisor and Area Operator (and its Owners) each waives, to the fullest extent permitted by law, any right to or claim for any punitive or exemplary damages against the other.

(b) Claims Barred After One Year. Any and all claims, controversies or disputes arising out of or relating to this Agreement, or the performance of Noodles & Company hereunder, shall be commenced by you against Noodles & Company within one (1) year from the occurrence first giving rise to such claim, controversy or dispute, or such claim controversy or dispute shall be barred.

(c) Prohibition Against Class and Collective Action. You agree that, for our franchise system to function properly, we should not be burdened with the costs of litigating system-wide disputes. Accordingly, any disagreement between you (and your Owners) and us shall be considered unique as to its facts and shall not be brought as a class action, and you (and each of your Owners) waive any right to proceed against us or our Affiliate, if applicable, officers, directors, employees, agents, successors, and assigns by way of class action, or by way of a multi-plaintiff, consolidated, or collective action. In any legal action between the parties, the court shall not be precluded from making its own independent determination of the issues in question, notwithstanding the similarity of issues in any other legal action involving us and any other Area Operator, and each party waives the right to claim that a prior disposition of the same or similar issues precludes such independent determination.

(d) Waiver of Jury Trial.  Furthermore, the parties agree that any legal action in connection with this Agreement shall be tried to the court sitting without a jury, and all parties hereto waive any right to have any action tried by jury.

The provisions of this Section 10 shall continue in full force and effect subsequent to and notwithstanding expiration or termination of this Agreement.

11.                               MISCELLANEOUS.

11.01 Severability and Substitution of Provisions. Every part of this Agreement shall be considered severable. If for any reason any part of this Agreement is held to be invalid, that determination shall not impair the other parts of this Agreement. If any covenant herein, which restricts competitive activity, is deemed unenforceable by virtue of its scope or in terms of geographical area, type of business activity-prohibited, and/or length of time it shall be reformed to make it enforceable to the maximum extent permitted by law; but if such provision could not be rendered enforceable by reducing or reforming any part or all of it, you and we agree that it will be enforced to the fullest extent permissible under applicable law and public policy.

If any applicable law requires a greater prior notice of the termination than is required hereunder, a different standard of “good cause” to terminate this Agreement, or the taking of some other action not required hereunder, the prior notice, the “good cause” standard, and/or the other action required by such law shall be substituted for the comparable provisions hereof. If any provision of this Agreement is invalid or unenforceable under applicable law, we have the right, after consultation with you, in our sole discretion, to modify such invalid or unenforceable provision to the extent required to make it valid and enforceable.

11.02 Waiver of Obligations. You and we may, by written instrument, unilaterally waive or reduce any obligation of the other under this Agreement. Any such waiver granted shall be without prejudice to any other rights the waiving party may have, will be subject to continuing review by such party, and may be revoked, in such party’s sole discretion, at any time and for any reason, effective upon delivery to the other party of ten (10) days’ prior notice. You and we shall not be deemed to have waived any right reserved by this Agreement or be deemed to have modified this Agreement by virtue of any custom or practice of the parties at variance with it.

11.03 Exercise of Rights. Except as otherwise expressly provided herein, the rights of Noodles & Company and Area Operator hereunder are cumulative and no exercise or enforcement by Noodles & Company or Area Operator of any right or remedy hereunder shall preclude the exercise or enforcement by Noodles & Company or Area Operator of any other right or remedy hereunder, which Noodles & Company or Area Operator is entitled to enforce by applicable law. Notwithstanding the foregoing, and except as otherwise prohibited or limited by applicable law, any failure, neglect, or delay of a party to assert any breach or violation of any legal or equitable right arising from or in connection with this Agreement, shall constitute a waiver of such right and shall preclude the exercise or enforcement of any legal or equitable remedy arising therefrom (however, such violations may be considered in evaluating any request to renew or transfer the franchise), unless written notice specifying such breach or violation is provided to the other party within twenty-four (24) months after the later of: (a) the date of such breach or violation; or (b) the date of discovery of the facts (or the date the facts could have been discovered, using reasonable diligence) giving rise to such breach or violation.

11.04 Successors and Assigns. This Agreement is binding on the parties hereto and their respective executors, administrators, heirs, assigns, and successors in interest. This Agreement is fully transferable and assignable by us, whether by operation of law or otherwise, and shall inure to the benefit of any transferee or other legal successor to our interest herein.

11.05 Construction. The language of this Agreement shall be construed according to its fair meaning and not strictly against any party. The introduction, personal guarantees, exhibits, and riders (if any) to this Agreement are a part of this Agreement, which constitutes the entire agreement of the parties. Except as otherwise expressly provided herein, there are no other oral or written agreements, understandings, representations, or statements between us and you relating to the subject matter of this Agreement, other than our Franchise Disclosure Document and Franchise Agreement, that either party may or does rely on or that will have any force or effect.  Nothing in this Agreement is intended or shall be deemed to confer any rights or remedies on any person or legal entity not a party hereto.  This Agreement shall not be modified except by mutual agreement of the parties evidenced by written agreement signed by both parties.

The headings of the Sections are for convenience only and do not limit or construe their contents. The term “including” shall be construed to include the words “without limitation.” The term “Area Operator” or “you” is applicable to one or more persons, a corporation, limited liability company, or a partnership, and its owners, as the case may be. If two or more persons are at any time Area Operator hereunder, whether as partners, joint venturers, or otherwise, their obligations and liabilities to us shall be joint and several. References to a controlling interest in an entity shall mean more than fifty percent (50%) of the equity or voting control of such entity.

This Agreement may be executed in multiple copies, each of which shall be deemed an original. Time is of the essence in this Agreement.

11.06 Approvals and Consents. Whenever this Agreement requires the approval, acceptance, or consent of either party, the other party shall make written request therefore, and such approval, acceptance, or consent shall be obtained in writing; provided, however, unless specified otherwise in this Agreement, such party may withhold approval, acceptance, or consent, for any reason or for no reason at all. Furthermore, unless specified otherwise in this Agreement, no such approval, acceptance, or consent shall be deemed to constitute a warranty or representation of any kind, express or implied, and the approving, accepting, or consenting party shall have no responsibility, liability, or obligation arising therefrom.

11.07 Notices. All notices, requests, and reports permitted or required to be made by the provisions of this Agreement shall be in writing and shall be deemed delivered: (a) at the time delivered by hand to the recipient party or any officer, director or partner of the recipient party; (b) on the same date of the transmission by facsimile, telegraph, or other reasonably reliable electronic communication system, provided verification of receipt is retained and it is a business day (otherwise on the next business day); (c) one (1) business day after being placed in the hands of a commercial courier service for guaranteed overnight delivery; or (d) five (5) days after placement in the United States Mail by Registered or Certified Mail, Return Receipt Requested, postage prepaid. All notices to us must include a copy to our General Counsel and our Chief Financial Officer to be effective. Such notices, requests, and reports shall be sent to the addresses identified in this Agreement unless and until a different address has been designated by appropriate written notice to the other party.

11.08 Additional Services.  We may, upon your request or in our sole discretion, provide additional services to you.  The then-current Operations Manual will include the fees we are entitled to charge you for said services.

11.09 Receipt of Franchise Disclosure Document. You acknowledge having received our FDD fourteen (14) days before you (a) sign any agreement with us, or (b) make any payment to us.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the day and year first above written.

FRANCHISOR	AREA OPERATOR

Noodles & Company, A Delaware Corporation	If a corporation, partnership, limited liability company or other legal entity:

By:
Print Name:	(Name of corporation, partnership, limited liability company or other legal entity)
Title:

By:	By:
Print Name:	Print Name:
Title:	Title:

By:
Notice to Noodles & Company	Print Name:
shall be sent to:	Title:

Noodles & Company	By:
520 Zang Street, Suite D	Print Name:
Broomfield, Colorado 80021	Title:

To the attention of:	By:
Print Name:
General Counsel	Title:

If Individuals:

(Signature)

(Print Name)

(Signature)

(Print Name)

Notice to Area Developer shall be sent to:

To the attention of:

EXHIBIT A

TO THE AREA DEVELOPMENT AGREEMENT

BETWEEN NOODLES & COMPANY AND

DATED                      ,

TERM AND DEVELOPMENT

1.                                      The term expires on:                                                (“expiration date”).

2.                                      The Development Area is the geographical area described as follows and shown on the map attached hereto as Exhibit A-1:

City, County, State and other similar municipal governmental boundaries shall be considered fixed as of the date of this Agreement and shall not change for the purpose hereof, notwithstanding a political reorganization or change to such boundaries or regions.  All street boundaries shall be deemed to end at the street center line unless otherwise specified above.

3.                                      You must have open and in operation in the Development Area, pursuant to Franchise Agreements, the cumulative number of Noodles & Company restaurants set for below as of each of the following dates:

Number of Noodles & Company Restaurants to be Opened	Required Opening Date	Cumulative Number of Noodles & Company Restaurants

For purposes hereof, no Noodles & Company restaurants that are open and operating as of the date of this Agreement shall be counted for purposes of the Development Schedule. In addition, a Noodles & Company restaurant that is permanently closed after having been opened, other than as a result of noncompliance by you with the terms of the applicable Franchise Agreement or other agreement by and between the parties, shall be deemed open for a period of six (6) months after the last day it was open for business, provided that: (i) during such period of time, you continuously and diligently take such actions as may be required to develop and open a substitute Noodles & Company restaurant within the Development Area pursuant to a new Franchise Agreement therefore; and (ii) by the end of such period you have the substitute Noodles & Company restaurant open and operating in compliance with the Franchise Agreement thereof.

4.                                      The development fee shall be $                     and has been determined by multiplying ten thousand dollars ($10,000) by the total number of Franchise Agreements to be entered into pursuant to this Agreement for restaurants 2-           , plus thirty-five thousand dollars ($35,000) for the first restaurant.

[SIGNATURE PAGE TO FOLLOW]

EXHIBIT A

TO THE AREA DEVELOPMENT AGREEMENT

(continued)

FRANCHISOR	AREA OPERATOR

Noodles & Company, A Delaware Corporation	If a corporation, partnership, limited liability company or other legal entity:

By:
Print Name:	(Name of corporation, partnership, limited liability company or other legal entity)
Title:

By:	By:
Print Name:	Print Name:
Title:	Title:

By:
Print Name:
Title:

By:
Print Name:
Title:

By:
Print Name:
Title:

If Individuals:

(Signature)

(Print Name)

(Signature)

(Print Name)

EXHIBIT A-1

MAP OF DEVELOPMENT AREA

(attach)

EXHIBIT B

AREA OPERATOR INFORMATION

TO THE AREA DEVELOPMENT AGREEMENT BETWEEN

NOODLES & COMPANY AND

DATED                     ,

AREA OPERATOR INFORMATION

1.                                      Operating Partner. The name and home address of the Operating Partner is as follows:

2.                                      Form of Entity of Area Operator. (Complete the applicable paragraph below.)

(a) Corporation or Limited Liability Company. Area Operator was organized on                      ,                  , under the laws of the State of                                       .  Its Federal Identification Number is                                     . It has not conducted business under any name other than its corporate or company name. The following is a list of all Area Operator’s directors and officers or managing members as of                                   ,                           .

Name of Each Director/Officer/Managing Member	Position(s) Held

(b) Partnership. Area Operator is a [general] [limited] partnership formed on                                              under the laws of the State of                                       . Its Federal Identification Number is                                                   . It has not conducted business under any name other than its partnership name. The following is a list of all of Area Operator’s general partners as of                                                 .

Name of Each General Partner

B-1

EXHIBIT B

TO THE AREA DEVELOPMENT AGREEMENT

(continued)

3.                                      Owners. Area Operators and each of its Owners represents and warrants that the following is a complete and accurate list of all Owners of Area Operator, including the full name and mailing address of each Owner, and fully describes the nature and extent of each Owner’s interest in Area Operator. Area Operator and each Owner as to his ownership interest, represents, and warrants that each Owner is the sole and exclusive legal and beneficial owner of his ownership interest in Area Operator, free and clear of all liens, restrictions, agreements, and encumbrances of any kind or nature, other than those required or permitted by this Agreement.

Owner’s Name and Address	Percentage and Nature of Ownership Interest

Submitted by Area Operator on	Accepted by Franchisor and made a part of the Area Development Agreement as of

NOODLES & COMPANY,
a Delaware corporation
(Name of corporation or partnership)

By:	By:
Print Name:	Print Name:
Title:	Title:

Owners:

(Signature)

(Print Name)

(Signature)

(Print Name)

B-2

EXHIBIT C

TO THE AREA DEVELOPMENT AGREEMENT

PRINCIPAL OWNERS’ PERSONAL GUARANTY
OF AREA OPERATOR’S OBLIGATIONS

In consideration of, and as an inducement to, the execution of the NOODLES & COMPANY Area Development Agreement dated as of                                      ,                             (the “Agreement”) by and between NOODLES & COMPANY(“Franchisor”), and                                                                                                                                         (“Area Operator”), each of the undersigned Principal Owners of a ten percent (10%) or greater interest in Area Operator hereby personally, unconditionally, and irrevocably, jointly and severally: (1) guarantees to Franchisor and its successors and assigns, for the term of the Agreement and thereafter as provided in the Agreement, that Area Operator shall timely perform each and every undertaking, agreement, and covenant set forth in the Agreement (and any amendments), including the timely performance of all financial obligations, and that each and every representation of Area Operator made in connection with the Agreement (and any amendments) are true, correct and complete in all respects at and as of the time given; and (2) agrees personally to be bound by each and every provision in the Agreement (and any amendments). Notwithstanding the foregoing, the undersigned shall have no obligation under Section 6.02 or 6.03 of the Agreement after the second anniversary of the later of (a) the date the undersigned ceasees to have an ownership interest in The Area Operator or (b) the date the undersigned ceases to render services to the Area Operator.

Each of the undersigned waives: (a) acceptance and notice of acceptance by Franchisor of the foregoing undertakings; (b) notice of demand for payment of any indebtedness or nonperformance of any obligations hereby guaranteed; (c) protest and notice of default to any party with respect to the indebtedness or nonperformance of any obligations hereby guaranteed; (d) any right he or she may have to require that an action be brought against Area Operator or any other person as a condition of liability; (e) notice of any amendment to the Agreement; and (f) any and all other notices and legal or equitable defenses to which he or she may be entitled.

Each of the undersigned consents and agrees that: (i) his or her direct and immediate liability under this guaranty shall be joint and several; (ii) he or she shall render any payment or performance required under the Agreement upon demand if Area Operator fails or refuses to do so timely; (iii) such liability shall not be contingent or conditioned upon pursuit by Franchisor of any remedies against Area Operator or any other person; and (iv) such liability shall not be diminished, relieved, or otherwise affected by any extension of time, credit or other indulgence which Franchisor may from time to time grant to Area Operator or to any other person including, without limitation, the acceptance of any partial payment or performance or the compromise or release of any claims, none of which shall in any way modify or amend this guaranty, which shall be continuing and irrevocable until satisfied in full.

Except for claims by either party for payments owed by one party to the other and except for claims requesting injunctive relief, any controversy or claim arising out of or relating to this Agreement or the making, interpretation, or performance hereof, shall first be submitted to mediation.  The parties shall agree on a single mediator within thirty (30) days after notice by the complaining party, and if no mediator is mutually agreed upon within such thirty (30) days, then the mediation shall be submitted by the complaining party to the American Arbitration Association’s (“AAA’s”) regional office located closest to our principal place of business.  The

C-1

mediation proceedings shall be conducted in the city where we then have our principal place of business.

Subject to the foregoing, you and your Owners irrevocably submit to the jurisdiction of the Federal Courts of the United States in the state in which our principal place of business is located (which is Colorado as of the date here of) and of the state courts of the city and county in which our principal place of business is located (which is as of the date hereof, the State of Colorado, City and County of Broomfield) in any suit, action, or proceeding, arising out of or relating to this Agreement or any other dispute between you and us.  You irrevocably agree that all claims in respect of any such suit, action, or proceeding brought by you must be brought therein. You irrevocably waive, to the fullest extent you may lawfully do so, the defense of an inconvenient forum to the maintenance of such suit, action, or proceeding, and the defense of lack of personal jurisdiction.

You agree that service of process for purposes of any such suit, action, or proceeding arising out of this Agreement may be made by serving a person of suitable age and discretion (such as the person in charge of the office) at the notice address specified on the signature page of this Agreement.

You agree that any legal action in connection with this Agreement shall be tried to the court sitting without jury, and all parties hereto waive any right to have any action tried by jury.

IN WITNESS WHEREOF, each of the undersigned has hereunto affixed his signature, under seal, on the same day and year as the Agreement was executed.

PERCENTAGE OF OWNERSHIP	GUARANTOR(S)
INTERESTS IN AREA OPERATOR

(Signature)

(Print Name)

(Signature)

(Print Name)

(Signature)

(Print Name)

(Signature)

(Print Name)

Subscribed and sworn to before me this          day of                     ,

Notary Public
My Commission expires:

C-2

EXHIBIT D

TO THE AREA DEVELOPMENT AGREEMENT

CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

(To be executed by all owners

and Operating Partners)

In conjunction with your investment in or provision of services to                                                                             (“Area Operator”), you (“Investor” or “you”) acknowledge and agree as follows:

1.                                      Area Operator owns and operates, or is developing, Noodles & Company restaurants pursuant to an Area Development Agreement, (“Area Development Agreement”) with Noodles & Company, a copy of which is attached hereto. The Area Development Agreement requires persons with legal or beneficial ownership interests in Area Operator under certain circumstances to be personally bound by the confidentiality and non-competition covenants contained in the Area Development Agreement.  You are entering into this Agreement to induce Noodles & Company to enter into the Area Development Agreement. All capitalized terms contained herein and not otherwise defined herein shall have the same meaning set forth in the Area Development Agreement.

2.                                      You acknowledge and agree that your execution of this Agreement is a condition to Noodles & Company entering into the Area Development Agreement that you have received good and valuable consideration for executing this Agreement. Noodles & Company may enforce this Agreement directly against you and your Owners (as defined below).

3.                                        If you are a corporation, partnership, limited liability company, or other entity, all persons who have a legal or beneficial interest in you, including your Director of Operations (“Owners”) must also execute this Agreement.

4.                                      You and your Owners, if any, may gain access to parts of Noodles & Company’s Confidential Information as a result of investing in Area Operator. The Confidential Information is proprietary and includes Noodles & Company’s trade secrets. You and your Owners hereby agree that while you and they have a legal or beneficial ownership interest in Franchisee and indefinitely thereafter you and they: (a) will not use the Confidential Information in any other business or capacity (such use being an unfair method of competition); (b) will exert best efforts to maintain the confidentiality of the Confidential Information; (c) will not make unauthorized copies of any portion of the Confidential Information disclosed in written, electronic, or other form; and, will not distribute, disclose, or otherwise cause the distribution of any Noodles & Company Confidential Information. If you or your Owners cease to have an interest in Franchisee, you and your Owners, if any, must deliver to Noodles & Company any such Confidential Information in your or their possession.

5.                                      During the term of the Development Agreement, you and your Owners shall not, without Noodles & Company’s prior written consent, either directly or indirectly, for yourself, or through, on behalf of, or in conjunction with any person, persons, partnership, limited liability company, or corporation:

(a) Divert or attempt to divert any business or customer of any Noodles & Company Restaurant to any competitor, by direct or indirect inducement or otherwise, or do or perform,

directly or indirectly, any other act injurious or prejudicial to the goodwill associated with Noodles & Company’s Marks or the System.

(b) Recruit, except for general solicitation, or hire any person who is or was within a period of six (6) months prior to such recruiting or hiring an employee of ours or of any Noodles & Company Restaurant operated by us, our Affiliates or another Area Operator of ours, without obtaining the employer’s consent, which consent may be withheld for any reason. We may elect, in our sole discretion, to require you to pay to us, our Affiliate or other Area Operator, as liquidated damages an amount equal to two (2) times the annual salary of the person(s) involved in such violation plus an amount equal to our costs and attorney’s fees incurred in connection with such violation.

(c) Own, maintain, advise, be employed by, consult for, make loans to, operate, engage in or have an ownership interest (including any right to share in revenues or profits) in any Competitive Business which is, or is intended to be located within:

(1) the Protected Area;

(2) a radius of fifteen (15) miles from your Noodles & Company Restaurant;

(3) a radius of fifteen (15) miles of any Noodles & Company Restaurant; or

(4) the United States.

6.                                      For a continuous uninterrupted period commencing upon the expiration or termination of the Development Agreement and for two (2) years thereafter, you and your Owners, shall not, without Noodles & Company’s prior written consent, either directory or indirectly, for yourself, or through, on behalf of, or in conjunction with any person, persons, partnership, limited liability company, or corporation:

(a) Divert or attempt to divert any business or customer of any Noodles & Company Restaurant to any competitor, by direct or indirect inducement or otherwise, or do or perform, directly or indirectly, any other act injurious or prejudicial to the goodwill associated with Noodles & Company’s Marks or the System.

(b) Recruit, except for general solicitation, or hire any person who is or was an employee of ours or of any Noodles & Company Restaurant operated by us, our Affiliates or another Area Operator of ours.  This restriction shall apply, except as otherwise approved by us in writing in our sole discretion, 1) within the Protected Area and within fifteen (15) miles of any then-existing Noodles & Company Restaurant, and 2) for six (6) months from the last day of such employee’s employment.  In addition to any other rights and remedies available to us under this Agreement, we may elect, in our sole discretion, to require you to pay to us, our Affiliate or other Area Operator, as liquidated damages an amount equal to two (2) times the annual salary of the person(s) involved in such violation plus an amount equal to our costs and attorney’s fees incurred in connection with such violation.

(c) Own, maintain, advise, be employed by, consult for, make loans to, operate, engage in or have an ownership interest (including any right to share in revenues or profits) in any Competitive Business which is, or is intended to be located within:

(1) the Protected Area;

(2) a radius of fifteen (15) miles from your Noodles & Company Restaurant;

(3) a radius of fifteen (15) miles of any Noodles & Company Restaurant; or

(4) any Designated Market Area (as defined by Nielsen Media Research) where a Noodles & Company Restaurant is located.

7.                                      Notwithstanding the foregoing, you will have no obligation under Section 5 or Section 6 after the second anniversary of the later of (a) the date you cease to have an ownership interest in Franchisee or (b) the date you cease to render services to Franchisee.

8.                                      You and each of your Owners expressly acknowledge the possession of skills and abilities of a general nature and the opportunity to exploit such skills in other ways, so that enforcement of the covenants contained in Sections 5 and 6 will not deprive any of you of your personal goodwill or ability to earn a living. If any covenant herein, which restricts competitive activity, is deemed unenforceable by virtue of its scope or in terms of geographical area, type of business activity prohibited, and/or length of time, but could be rendered enforceable by reducing any part or all of it, you and we agree that it will be enforced to the fullest extent permissible under applicable law and public policy. Noodles & Company may obtain in any court of competent jurisdiction any injunctive relief, including temporary restraining orders and preliminary injunctions, against conduct or threatened conduct for which no adequate remedy at law may be available or which may cause it irreparable harm. You, and each of your Owners, acknowledge that any violation of Sections 4, 5, or 6 hereof would result in irreparable injury for which no adequate remedy at law may be available. If Noodles & Company files a claim to enforce this Agreement and prevails in such proceeding, you agree to reimburse Noodles & Company for all its costs and expenses, including reasonable attorneys’ fees.

9.                                      Except to the extent governed by the United States Trademark Act of 1946 (Lanham Act, 15 U.S.C. 1051 et seq.) or other federal law, this Agreement shall be interpreted under the laws of the State of Colorado, excluding its choice of laws rules.  This Agreement shall be construed under the laws of the State of Colorado, provided the foregoing shall not constitute a waiver of any of your rights under any applicable franchise law of another state.  Otherwise, in the event of any conflict of law, Colorado law will prevail, without regard to its conflict of law principles.  However, if any provision of this Agreement would not be enforceable under Colorado law, and if your Noodles & Company Restaurant is located outside of Colorado and such provision would be enforceable under the laws of the state in which your Noodles & Company Restaurant is located, then such provision shall be construed under the laws of that state.

10.                               You understand and acknowledge that Noodles & Company shall have the right, in its sole discretion, to reduce the scope of any covenant set forth in this Agreement, or any portion thereof, without your consent, effective immediately upon written notice to you.  You shall comply forthwith with any covenant as so modified, which shall be full enforceable notwithstanding the provisions hereof.

11.                               The parties agree that each of the foregoing covenants shall be construed as independent of any other covenant or provision of this Agreement.  If all or any portion of a covenant is held unreasonable or unenforceable by a court or agency having valid jurisdiction, the parties desire the court to reform the covenant to render the covenant enforceable, but only to the extent required to render the covenant enforceable, so that Noodles & Company may obtain the greatest possible level of protection from the misuse of Confidential Information, the diversion of customers, the solicitation of its employees and unfair competition; and in such event, you expressly agree to be bound by any lesser covenant subsumed within the terms of such covenant that imposes the maximum duty permitted by law, as if the resulting covenant were separately stated in and made a part of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement on the day of                                    ,                     .

INVESTOR
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OWNERS

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